Exhibit 10.30

AMENDMENT AGREEMENT

This Amendment Agreement (the “Amendment”) is made by and among FREDERICK V. MILLER, M.D., MHA, MBA (“Employee”), PEDIATRIX MEDICAL GROUP, INC. (which is to be renamed as MEDNAX SERVICES, INC. in connection with the reorganization described below) (“Prior Employer”) and a newly formed entity, NEW PEDIATRIX MEDICAL GROUP, INC. (which is to be renamed as PEDIATRIX MEDICAL GROUP, INC. in connection with the same reorganization) (“New Employer”).

WHEREAS, Employee and Prior Employer previously entered into that certain Employment Agreement, dated August 11, 2008 (the “Employment Agreement”) for Employee’s provision of services to Prior Employer;

WHEREAS, on January 1, 2009, Prior Employer intends to consummate a reorganization of its operations into a holding company structure under Section 607.11045 of the Florida Business Corporation Act (the “Reorganization”) whereby Prior Employer will become a wholly-owned subsidiary of MEDNAX, Inc., a newly formed Florida corporation (“Mednax”);

WHEREAS, as a consequence of the Reorganization, the common stock of Mednax will become publicly traded in place of the common stock of Prior Employer and all stock options and restricted stock of Prior Employer held by Employee will be converted into stock options and restricted stock of Mednax;

WHEREAS, in connection with the Reorganization, the subsidiaries owned by and the affiliated professional contractors related to Prior Employer, that are engaged in the provision of newborn, maternal-fetal and other pediatric subspecialty care, will become directly owned by or related to New Employer; and

WHEREAS, Prior Employer, New Employer and Employee would like to amend the Employment Agreement to modify certain provisions therein to account for the Reorganization and the assignment of the Employment Agreement from Prior Employer to New Employer.

NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein, effective upon the date on which the Reorganization is completed, the parties agree as follows:

1. Pursuant to Section 12 of the Employment Agreement, Prior Employer hereby assigns to New Employer and New Employer hereby accepts assignment of all of Prior Employer’s right, title and interest in, to and under the Employment Agreement and New Employer hereby assumes all Prior Employer’s obligations under the Employment Agreement. All references to “Employer” in the Employment Agreement shall mean New Employer.

2. Section 3.2, Employee Benefits, of the Employment Agreement shall be deleted in its entirety and replaced with the following:

3.2 Employee Benefits. During the Employment Period, Employee shall be entitled to participate in such health, welfare, disability, retirement savings and other fringe benefit plans and programs (subject to the terms and conditions of such plans and programs) as may be provided from time to time to employees of Employer and to the extent that such plans and programs are applicable to other similarly situated employees of Employer.

3. Section 3.4, Incentive Compensation Plans, of the Employment Agreement shall be deleted in its entirety and replaced with the following:

3.4 Equity Plans. During the Employment Period, Employee shall be eligible to participate in Mednax, Inc.’s 2008 Incentive Compensation Plan or any other similar plan adopted by Mednax, Inc. that provides for the issuance of stock options, stock appreciation rights, restricted stock, deferred stock, bonus stock, awards payable in stock or any other stock based award (each an “Equity Plan”). Every stock based award made to Employee shall be subject to the terms and conditions of this Agreement, the applicable award agreement and the terms of the Equity Plan. Employee shall also be eligible to participate in Mednax, Inc.’s non-qualified employee stock purchase plan and any successor plan. Employee acknowledges Employee’s participation in the Equity Plan pursuant to this Section 3 is sufficient consideration for Employee to enter into this agreement, including the restrictive covenants set forth in Section 8 below.

4. Section 4.7(c) of the Employment Agreement shall be deleted in its entirety and replaced with the following:

(c) within a one (1) year period after a Change in Control (as defined below) of Mednax, Inc., Employee is either (i) assigned any position, duties, responsibilities or compensation that are significantly diminished when compared with the position, duties, responsibilities or compensation of Employee prior to such Change in Control of Mednax, Inc., or (ii) forced to relocate to another location more than twenty five (25) miles from Employee’s location prior to the Change in Control of Mednax, Inc. For purposes of this Agreement, “Change in Control” shall mean (i) the acquisition by a person or an entity or a group of persons and entities, directly or indirectly, of more than fifty (50%) percent of Mednax, Inc.’s common stock in a single transaction or a series of transactions (hereinafter referred to as a “50% Change in Control”), (ii) a merger or other form of corporate reorganization of Mednax, Inc. resulting in an actual or de facto 50% Change in Control, or (iii) the failure of Applicable Directors (defined below) to constitute a majority of Mednax, Inc.’s Board of Directors (the “Board”) during any two (2) consecutive year period after the date of this Agreement (the “Two-Year Period”). “Applicable Directors” shall mean those individuals who are members of the Board at the inception of a Two-Year Period and any new director whose election to the Board or nomination for election to the Board was approved (prior to any vote thereon by the shareholders) by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the Two-Year Period at issue or whose election or nomination for election during such Two-Year Period was previously approved as provided in this sentence; or

5. Section 5.10, Period for Exercising Stock Options After Termination, of the Employment Agreement shall be deleted in its entirety and replaced with the following:

5.10 Period for Exercising Stock Options After Termination. Except as to incentive stock options granted in accordance with Section 422 of the Internal Revenue Code, after termination of Employee’s employment under this Agreement for any reason other than pursuant to Section 4.1, Employee shall be allowed a period of one hundred eighty (180) days during which to exercise any vested options to purchase Mednax, Inc.’s common stock or vested stock appreciation rights and realize any other vested incentive compensation awards that may be granted or made under any Equity Plan; provided, however, that in no event shall the period during which Employee may exercise any vested stock option or vested stock appreciation right be extended pursuant to this Section 5.10 to a date that is later than the earlier of (i) the latest date upon which the stock right could have expired by its original terms under any circumstances or (ii) the tenth (10th) anniversary of the original date of grant of the stock right. In all other respects, the terms of the applicable equity compensation plan shall control the terms and conditions of any awards made pursuant thereto. In addition, notwithstanding any contrary provision in any Equity Plan, in the event Employee’s termination date as a result of a Change in Control (as defined above) occurs within the twelve (12) month period of a Change in Control, any unvested stock options and restricted stock held by Employee on the termination date shall fully vest and in the case of stock options, become immediately exercisable.

6. Section 5.13, Release, of the Employment Agreement shall be deleted in its entirety and replaced with the following:

5.13. Release. Employer shall provide Employee with a general release in the form attached as Exhibit C (subject to such modifications as Employer may reasonably request) within seven (7) days after Employee’s termination date. Payments or benefits to which Employee may be entitled pursuant to this Article 5 (other than any accrued but unpaid Base Salary and employee benefits as of the end of the Employment Period) (the “Severance Amounts”) shall be conditioned upon Employee executing the general release within 21 days after receiving it from Employer and the general release becoming irrevocable upon the expiration of 7 days following the Employee’s execution of it. Payment of the Severance Amounts shall be suspended during the period (the “Suspension Period”) that begins on Employee’s termination date and ends on the date (“Suspension Termination Date”) that is thirty-five (35) days after Employee’s termination date; provided, however, that this suspension shall not apply, and Employer shall be required to provide, any continued health insurance coverage that would be required under Article 5.9 hereof during the Suspension Period. If Employee executes the general release and the general release becomes irrevocable by no later than the Suspension Termination Date, then payment of any Severance Amounts that were suspended pursuant to this provision shall be made in the first payroll period that follows the Suspension Termination Date, and any Severance Amounts that are payable after the Suspension Termination Date shall be paid at the times provided in Article 5.

7. Prior Employer, New Employer and Employee acknowledge and agree that the consummation of the Reorganization under Section 607.11045 of the Florida Business Corporation Act whereby Prior Employer will become a wholly-owned subsidiary of Mednax, Inc. shall not constitute a “Change in Control” as such term is defined in the Employment Agreement. New Employer shall promptly notify Employee in writing of the date of the completion of the Reorganization.

[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties have executed this Amendment Agreement on December 31, 2008.

PEDIATRIX MEDICAL GROUP, INC.

By:	/s/ Thomas W. Hawkins
Its:	Secretary

NEW PEDIATRIX MEDICAL GROUP, INC.

By:	/s/ Thomas W. Hawkins
Its:	Secretary

EMPLOYEE:

/s/ Frederick V. Miller, M.D.
Frederick V. Miller, M.D., MHA, MBA